Exhibit 99.1

THE VOTING, DRAG-ALONG AND RIGHT OF FIRST REFUSAL AGREEMENT

TERMINATION APPROVAL

This TERMINATION APPROVAL is entered into as of February 1, 2005.

(1)
On November 12, 2002, the “Venture Stockholders” (i.e., Oxford BioScience Partners IV L.P. (“Oxford”), Mi3 L.P. (“Mi3”) and MRNA Fund II L.P. (“MRNA”)) and the “Chicago Stockholders” (i.e., Robert J. Weinstein, M.D. (individually and as Director of the Robert and Lois Weinstein Family Foundation, Inc., the Trustee of the Robert and Lois Weinstein Joint Revocable Trust (“Weinstein”), Stuart Levine (individually and as Trustee of the Theodore Tannebaum Trust (“Levine”), and the Tannebaum, LLC (“TLLC”)) of IMCOR Pharmaceutical Co. (f/k/a “Photogen Technologies, Inc., the “Company”) entered into a Voting, Drag-Along and Right of First Refusal Agreement (the “Voting Agreement”).

(2)
Section 5.10 of the Voting Agreement provides that it may be modified or amended in any respect upon the written approval of the holders of 90% of the shares held by the parties thereto, and as so modified or amended, the Voting Agreement shall continue to bind all Stockholders whether they consented to such modification or amendment.

(3)	As of November 26, 2004, the Venture and Chicago Stockholders to the Voting Agreement beneficially owned the following shares of the Company:

Oxford*	46,484,770
MI3	2,904,098
Weinstein	1,314,663
Levine	1,277,386
TLLC	2,344,957
Total	54,325,874
*Includes MRNA

(4)
The parties to the Voting Agreement (or the beneficial holders of at least 90% of the stockholders who are parties to the Voting Agreement) no longer desire to maintain or continue the Voting Agreement and therefore upon their written approval set for the below, elect to terminate the Voting Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed their written approval to the Termination of the Voting Agreement as of the date first written above. Termination of the Voting Agreement as of the date first written above.

/s/ Robert J. Weinstein
Robert J. Weinstein, M.D., individually and as Director of the Robert and Lois Weinstein Family Foundation, Inc.,
and as Trustee of the Robert and Lois Weinstein Joint Revocable Trust

/s/ Stuart Levine Stuart Levine, individually and as General Partner of SL Investment Enterprises, L.P. and as President of the Stuart and Sherri Levine Family Foundation, Inc.

Tannebaum, LLC
By: Tannebaum Ventures, LLC, Its Sole Manager

By: /s/ Louis Williams
Louis D. Williams, Its Sole Manager

Mi3 L.P.
By: Mi3 Services L.L.C., Its General Partner

By: /s/ William McPhee
William D. McPhee, President

Oxford Bioscience Partners IV L.P.
By: OBP Management IV L.P.

By: /s/ Jonathan Fleming
Jonathan J. Fleming, General Partner